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                                                                  EX-99.B5(a)(i)


                          INVESTMENT ADVISORY CONTRACT

                        MANAGED SERIES INVESTMENT TRUST
                               111 Center Street
                          Little Rock, Arkansas  72201


                                        January 1, 1996

BZW Barclays Global Fund Advisors
45 Fremont Street
San Francisco, California  94105

Dear Sirs:

             This will confirm the agreement between the undersigned (the "Trust") on behalf of the Growth Stock Master Portfolio (the "Master Portfolio") and BZW Barclays Global Fund Advisors (the "Adviser") as follows:

             1. The Trust is a registered open-end management investment company currently consisting of eight investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Master Portfolios"). The Growth Stock Master Portfolio is one of the eight Master Portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of the Master Portfolio in the manner and in accordance with the investment objective and restrictions specified in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act"). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

             2. The Trust is engaging the Adviser to manage the investing and reinvesting of the Master Portfolio's assets and to provide the advisory services specified elsewhere in this contract to the Master Portfolio, subject to the overall supervision of the Board of Trustees of the Trust. Pursuant to an administration agreement between the Trust and an administrator (the "Administrator") on behalf of the Master Portfolio, the Trust has engaged the Administrator to provide the administrative services specified therein.

             3. (a) The Adviser shall make investments for the account of the Master Portfolio in accordance with the Adviser's best judgment and consistent with the investment objective and restrictions set forth in the Trust's Registration Statement, the Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees. The Adviser shall advise the Trust's officers and Board of Trustees, at such times as the Trust's Board of Trustees may specify, of investments made for the Master Portfolio and shall, when requested by the Trust's officers or Board of Trustees, supply the reasons for making particular investments.

                  (b) The Adviser shall provide to the Trust investment guidance and policy direction in connection with its daily management of the Master Portfolio's assets, including oral and written research, analysis, advice, statistical and economic data and information and judgments, and shall furnish to the Trust's Board of Trustees periodic reports on the investment strategy and performance of the Master Portfolio and such additional reports and information as the Trust's Board of Trustees and officers shall reasonably request.

                  (c) The Adviser shall pay the costs of printing and distributing all materials relating to the Master Portfolio prepared by it, or prepared at its request, other than such costs relating to proxy statements, prospectuses, reports for holders of beneficial interests ("Interests") of the Master Portfolio ("Holders") and other materials distributed to existing or prospective Holders on behalf of the Master Portfolio .

                  (d) The Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

             4. The Trust understands that the Adviser, in rendering its services to the Master Portfolio hereunder, may delegate certain advisory responsibilities hereunder to a sub-adviser (the "Sub-Adviser"), provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser and provided that any such delegation will not relieve the Adviser of its duties and obligations under this contract. The Adviser will not seek to amend any such Sub-Advisory Contract to materially alter the obligations of the parties unless the Adviser gives the Trust at least 60 days' prior written notice thereof.

             5. Except as provided in the Trust's advisory contracts and administration agreement, the Trust shall bear all costs of its operations, including the compensation of its Trustees who are not affiliated with the





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Adviser, the Administrator or any of their affiliates; advisory and administration fees; governmental fees; interest charges; taxes; fees and expenses of its independent auditors, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming Interests; expenses of preparing and printing Part As (except the expense of printing and mailing Part As used for promotional purposes), Holders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of trustees, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Master Portfolio; expenses of Holders' meetings; expenses relating to the issuance, and any registration and qualification of, Interests of the Master Portfolio; pricing services, if any; organizational expenses; and any extraordinary expenses. Expenses attributable to one or more, but not all, of the Master Portfolios are to be charged against the assets of the relevant Master Portfolio. General expenses of the Trust are allocated among the Master Portfolios in a manner proportionate to the net assets of each of the Master Portfolios, on a transactional basis or on such other basis as the Board of Trustees deems equitable.

             6. The Adviser shall give the Trust and the Master Portfolio the benefit of the Adviser's best judgment and efforts in rendering services under this contract. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its Holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

             7. In consideration of the services to be rendered by the Adviser under this contract, the Trust shall pay the Adviser a monthly fee on the first business day of each month, at the annual rate of 0.60% of the average daily value (as determined on each day that such value is determined for the Master Portfolio at the time set forth in the Registration Statement for determining net asset value per share) of the Master Portfolio's net assets during the preceding month. If the fee payable to the Adviser pursuant to this paragraph 7 begins to accrue after the beginning of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Master Portfolio's net assets shall be computed in the manner specified in the Registration Statement and the Trust's Declaration of Trust for the computation of the value of the Master Portfolio's net assets in connection with the determination of the net asset value of Master Portfolio Interests.

             8. If in any fiscal year the total expenses incurred by, or allocated to, the Master Portfolio excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles and extraordinary expenses of the Master Portfolio, but including the fees provided for in paragraph 7, exceed the most restrictive expense limitation applicable to the Master Portfolio imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall waive or reimburse a pro rata portion of its fees hereunder.

             9. This contract shall become effective on its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trust's Trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust, without the payment of any penalty, by a vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

           10. Except to the extent necessary to perform the Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

           11. This contract shall be governed by and construed in accordance with the laws of the State of California.





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           12.    This contract has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust.
The obligations of this contract shall only be binding upon the assets and property of the Master Portfolio, as provided for in the Trust's Declaration of Trust, and shall not be binding upon any trustee, officer or Holder of the Trust or Master Portfolio individually.

           If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                                  Very truly yours,

                                  MANAGED SERIES INVESTMENT TRUST,
                                  on behalf of the Growth Stock Master Portfolio


                                  By: /s/ RICHARD H. BLANK, JR.
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                                  Name: Richard H. Blank, Jr.
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                                  Title: Chief Operating Officer,
                                         Secretary and Treasurer
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ACCEPTED as of the date
set forth above:

BZW BARCLAYS GLOBAL FUND ADVISORS


By: /s/ JUDITH M. NOLTE
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Name: Judith M. Nolte
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Title: Senior Counsel, Assistant Secretary
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By: /s/ ANDREA M. ZOLBERTI
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Name: Andrea M. Zolberti
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Title: Chief Financial Officer
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